Exhibit 99.1

Federal-Mogul to Purchase Affinia Chassis Components Business

Acquisition will expand Federal-Mogul’s customer and product presence in core chassis business

Southfield, Mich., January 22, 2014…Federal-Mogul today announced that it has entered into a definitive asset purchase agreement to acquire Affinia’s chassis components business. The Affinia business serves leading U.S. aftermarket customers with branded and private label chassis product lines. The transaction is subject to customary regulatory approvals.

“I believe there continue to be attractive opportunities for growth in the global automotive aftermarket,” stated Carl C. Icahn, Chairman of the Board of Federal-Mogul. “The Board of Federal-Mogul remains committed to pursuing initiatives, like the Affinia chassis transaction and the recently announced Honeywell friction acquisition, to broaden the company’s product offering, provide operational synergies and better serve customers globally. Our objective is simple: we want to make Federal-Mogul products the preferred choice of automotive service providers in every product category and every segment we serve.”

“The integrated Federal-Mogul and Affinia chassis business will enable Federal-Mogul to offer an expanded portfolio of chassis products for a more comprehensive range of vehicles,” stated Kevin Freeland, Federal-Mogul co-CEO and CEO of the company’s Vehicle Components Segment. “Combining these two businesses will generate synergies in all areas of the business, including greater efficiencies in our chassis manufacturing operations and in logistics. This combination will allow us to better meet the needs of current customers and increase our ability to attract new customers.”

When fully integrated, Federal-Mogul’s chassis business will include a wider range of wheel-end and steering products, including tie rods, ball joints, suspension and steering linkages, and alignment products; covering a greater portion of the U.S. car and pickup truck population, including foreign nameplates and heavy-duty applications. Federal-Mogul will continue to offer products through its widely recognized MOOG® chassis components brand and will also serve U.S. automotive aftermarket distributors and retailers with private label branded components.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Components segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nural®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,500 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

Contact:

Jim Burke

(248) 354-4530

Jim.Burke@federalmogul.com

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